EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Blake Stowell

The SCO Group

bstowell@sco.com

Tel:  (801) 932-5703

www.sco.com

THE SCO GROUP ANNOUNCES FOURTH QUARTER AND FISCAL 2005 RESULTS

LINDON, Utah— December 22, 2005—The SCO Group, Inc. (the “Company”) (Nasdaq: SCOX), a leading provider of UNIX® software technology for distributed, embedded and network-based systems, today reported results for its fourth quarter and year ended October 31, 2005.

Revenue for the three months ended October 31, 2005 was $8,528,000 as compared to $10,075,000 for the comparable quarter of the prior year.  This decrease in revenue was primarily due to a decrease in UNIX revenue as a result of continued competitive pressure on the Company’s UNIX products and services.

The net loss attributable to common stockholders for the three months ended October 31, 2005 was $(3,431,000), or $(0.19) per diluted common share, as compared to a net loss attributable to common stockholders of $(6,516,000), or $(0.37) per diluted common share for the comparable quarter of the prior year.  Included in the net loss attributable to common stockholders for the three months ended October 31, 2004 was $2,702,000 for restructuring charges and losses on dispositions of long-lived assets.

“Even though the Company incurred net losses during the fourth quarter and fiscal year 2005 as a result of expenditures for its continuing litigation, the management team accomplished its objective of returning the UNIX business to profitability and generating positive cash flow during fiscal year 2005,” said Darl McBride, President and CEO of The SCO Group.  “While we will continue to focus resources on our UNIX business and expect this business to generate positive cash flow again in fiscal year 2006, we are excited about the prospects of our recently announced Me Inc. technology platform for smart handheld devices.  Additionally, with the closing of our $10 million private placement in November 2005, we are confident that we will be able to execute on our business strategies and see our litigation through to its conclusion.”

For the year ended October 31, 2005, revenue was $36,004,000 compared to revenue for the year ended October 31, 2004 of $42,809,000.  For the year ended October 31, 2005, the net loss attributable to common stockholders was $(10,726,000), or $(0.60) per diluted common share, compared to a net loss attributable to common stockholders of $(16,227,000), or $(1.07) per diluted common share for the year ended October 31, 2004.  Cash and available-for-sale securities were $10,437,000 at October 31, 2005.  In addition,

$2,875,000 of cash is held in an escrow account and is classified as a component of restricted cash as of October 31, 2005, to be used to pay for certain expenses associated with the Company’s litigation.

Discovery is continuing in the IBM litigation as the Company prepares its case for trial in February 2007.  The Company will continue to meet the Court’s deadlines for identifying the material it claims IBM misused as alleged in the case.  Additionally, a scheduling order has been entered in the Novell case and trial has been set for June 26, 2007.

Me Inc.

On September 19, 2005, the Company announced Me Inc., a platform for digital network services for smart handheld devices and browsers.  Me Inc. helps teams, organizations and individuals communicate through a new means of social networking, including two distinct digital services called Shout and Vote. Shout helps individuals communicate to small teams or audiences of many thousands at once.  Vote provides advanced opinion polling capabilities for instant feedback.

Companies and organizations including Musco Foods, Utah State University, Brigham Young University and the Utah Jazz basketball team have successfully tested these services.  The Company anticipates rolling out the pre-release version of these digital services to a broader set of customers prior to January 31, 2006.

November 2005 Financing

On November 30, 2005, the Company announced the completion of a $10 million private placement of 2,852,449 shares of common stock to existing institutional shareholders of the Company and a member of the Company’s board of directors. The shares were sold to the institutional investors at $3.50 per share and to the board member at $3.92 per share and there were no special warrants or rights issued.  The proceeds of this financing, combined with the Company’s cash balances as of October 31, 2005, are expected to provide the Company with adequate funding to pursue its existing business strategies, including the resolution of the Company’s litigation.

Conference Call

As previously announced, the Company will host a conference call at 5:00 p.m. EDT today, December 22, 2005, to discuss its fourth quarter and fiscal year end results.  To participate in the teleconference, please call 800-946-0705 or 719-457-2637;

confirmation code: 7141218, approximately five minutes prior to the start of the call. A listen-only Web cast of the call will be broadcast live with a replay available the following day. The Web cast and replay may be accessed from http://ir.sco.com/medialist.cfm.

Forward-Looking Statements

The statements contained in this press release regarding (i) the future cash flow prospects of our UNIX business, (ii) our ability to execute on our business strategies, including our intellectual property litigation, (iii) the anticipated roll out of a pre-release version of Me Inc. digital services to a broader set of customers, and (iv) the adequacy of our working capital to pursue our business strategies, including the resolution of our intellectual property litigation, following our recent financing that are not historical facts are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, unexpected expenses, higher than anticipated expenses, lower than anticipated revenue, continued competitive pressure on our operating system products which could impact the profitability of the UNIX business, unforeseen legal costs related to our intellectual property litigation, our inability to develop new products and services in connection with our Me Inc. initiatives, delays in rolling out the pre-release version of Me Inc. digital services, and our inability to see our intellectual property litigation through to its conclusion.  Other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.  These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

About SCO

The SCO Group, Inc. (Nasdaq: SCOX - News) is a leading provider of UNIX software technology for distributed, embedded and network-based systems, offering SCO OpenServer for small to medium businesses and UnixWare for enterprise applications and digital network services.  SCO’s highly innovative and reliable solutions help millions of customers to grow their businesses every day, from SCO OpenServer on main street to UnixWare on Wall Street, and beyond.  SCO owns the core UNIX operating system originally developed by AT&T/Bell Labs and is the exclusive licensor to UNIX-based system software providers.

Headquartered in Lindon, Utah, SCO has a worldwide network of thousands of resellers and developers.  SCO Global Services provides reliable localized support and services to partners and customers.  For more information on SCO products and services, visit http://www.sco.com.

SCO and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX and UnixWare are registered trademarks of The Open Group. All other brand or product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

The SCO Group Announces Fourth Quarter and Fiscal Year 2005 Results

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	October 31,	October 31,
	2005	2004
Assets:
Cash and cash equivalents	$4,272	$12,693
Restricted cash	5,690	8,283
Available-for-sale securities	6,165	18,756
Accounts receivable, net	6,343	6,638
Other current assets	2,454	1,870
Total current assets	24,924	48,240
Property and equipment, net	578	649
Intangibles, net	2,707	5,413
Other assets	739	1,098
Total assets	$28,948	$55,400

Liabilities:
Accounts payable	$2,197	$7,854
Accrued payroll and accrued expenses	5,774	7,224
Accrued compensation to law firms	—	7,956
Deferred revenue	3,841	4,877
Other current liabilities	4,443	4,916
Total current liabilities	16,255	32,827
Long-term liabilities	338	343
Common stock subject to rescission	1,018	528
Stockholders’ equity	11,337	21,702
Total liabilities and stockholders’ equity	$28,948	$55,400

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The SCO Group Announces Fourth Quarter and Fiscal Year 2005 Results

Condensed Consolidated Statements of Operations Data

(unaudited, in thousands, except per share data)

	Three Months Ended October 31,		Year Ended October 31,
	2005	2004	2005	2004

Products revenue	$7,095	$8,296	$30,190	$35,352
SCOsource licensing revenue	34	120	166	829
Services revenue	1,399	1,659	5,648	6,628
Total revenue	8,528	10,075	36,004	42,809
Cost of products revenue	642	857	2,544	3,221
Cost of SCOsource licensing revenue	3,380	4,257	12,847	19,743
Cost of services revenue	727	861	2,922	4,134
Total cost of revenue	4,749	5,975	18,313	27,098
Gross margin	3,779	4,100	17,691	15,711
Operating expenses:
Sales and marketing	2,985	3,086	11,820	17,038
Research and development	2,192	2,445	8,329	10,612
General and administrative	1,601	1,833	7,047	7,626
Loss on impairment of long-lived assets	—	216	—	2,355
Restructuring costs	—	2,486	—	3,168
Amortization of intangibles	593	593	2,372	2,566
Stock-based compensation	—	51	22	919
Total operating expenses	7,371	10,710	29,590	44,284
Loss from operations	(3,592)	(6,610)	(11,899)	(28,573)
Equity in income (loss) of affiliate	(4)	(4)	47	111
Other income, net	117	223	1,399	6,507
Loss before income taxes	(3,479)	(6,391)	(10,453)	(21,955)
Benefit (provision) for income taxes	48	(125)	(273)	(1,395)
Net loss	(3,431)	(6,516)	(10,726)	(23,350)
Contribution from convertible preferred stock	—	—	—	7,123
Net loss applicable to common stockholders	$(3,431)	$(6,516)	$(10,726)	$(16,227)
Basic and diluted net loss per common share	$(0.19)	$(0.37)	$(0.60)	$(1.07)
Weighted average basic and diluted common shares outstanding	18,038	17,436	17,924	15,155

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